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                                                                    EXHIBIT 20.1

           [DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED LETTERHEAD]

                               PRESS INFORMATION

Media Contact:                                  Investor Contact:

Leo Spiegel                                     Rhonda Kochlefl
Senior Vice President/                          Chairman, President &
Chief Technology Officer                        Chief Executive Officer
312-419-7665                                    312-419-7661

FOR IMMEDIATE RELEASE

Donnelley Enterprise Solutions Incorporated Announces the resignation of its chief financial officer

     Chicago, September 18, 1997 -- Donnelley Enterprise Solutions Incorporated
(DESI) (Nasdaq: DEZI) announced today that Luke Botica, DESI's senior vice president, chief FINANCIAL officer, and treasurer has resigned effective October 1, 1997 to become the vice-chairman of Denver-based Recycling Industries, Inc. The Board of Directors of DESI has formed a search committee to find a successor.

     Donnelley Enterprise Solutions Incorporated is a single-source provider of integrated information management solutions to professional service organizations, primarily large law firms, investment banks, and accounting firms. The Company offers its clients the opportunity to focus on their core businesses by outsourcing a variety of functions, including business services and information technology services. The Company has operations in six major cities in the United States and two locations internationally.


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